News Release

Berry Petroleum Company                         Phone  (661) 616-3900
         5201 Truxtun Avenue, Suite 300           E-mail:  ir@bry.com
         Bakersfield, California 93309-0640    Internet:  www.bry.com

Contacts: Robert F. Heinemann, President and CEO  - -
          Ralph J. Goehring, Executive Vice President and CFO


                BERRY PETROLEUM COMPANY RECIPIENT OF
                     BUREAU OF LAND MANAGEMENT'S
               "2004 CALIFORNIA STATE DIRECTOR'S AWARD"

Bakersfield, CA - November 11, 2004 - Berry Petroleum Company (NYSE:BRY) received the Bureau of Land Management's "2004 California State Director's Award" for excellence in oil and gas producing operations at the McVan property in California's Poso Creek field. Berry employees Leo Martinez and John Hess accepted the award on behalf of the company from Richard Grabowski, deputy state director of the California BLM, at the 2004 Oil and Gas Conference held in Bakersfield November 10.

At the presentation of the award, Mr. Grabowski said, "On behalf of the BLM, I would like to congratulate and thank Berry Petroleum for its continued excellence in the development of federal oil and gas resources in California. Berry Petroleum is a prudent operator and while increasing oil production, has remained sensitive to environmental and safety standards."

Bob Heinemann, Berry's president and CEO commented, "Berry is very proud to receive this award and I especially would like to thank the employees who have spearheaded the development of this property. Once having over 1,000 barrels of oil equivalent (BOE) per day of production, this property fell into disrepair and neglect during the 1980s with production dropping to essentially zero. Since we acquired the property in early 2003, we have increased production to around 500 BOE per day. We continue to add facilities and steam generation to the field and have targeted production of over 1,500 BOE per day in the next several years. This small but profitable property is a perfect example of Berry making smart, profitable acquisitions, and is representative of how we manage all of our resources."

In a letter to the company, BLM state director Mike Pool stated, "It is evident that Berry Petroleum has taken the responsibility of operating a federal oil and gas lease seriously. Your company has been a good steward of the property entrusted to you by the people of the United States. This kind of cooperation helps the BLM in our efforts to utilize the country's mineral estate in a manner that safely and effectively utilizes the resources while maintaining a high environmental and safety standard. BLM will use the McVan-Poso Creek lease as an example of the proper way to operate a federal lease."

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California and was ranked number 25 by Forbes Magazine on its 2004 "200 Best Small Companies" list.


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